Exhibit 23

   CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-88358) and Forms S-8 (Registration Nos. 333-12287, 333-12289, 333-53817, 333-78783, 333-87802 and 333-87804) of West Pharmaceutical Services, Inc. of our report dated March 7, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 7, 2005